Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2014 Financial Results

Company Generates Record Quarterly Post-Tax Distributable Earnings

Declares 12 Cent Quarterly Dividend

Conference Call to Discuss Results Scheduled for 10:00 AM ET Today

NEW YORK, NY – February 11, 2015—BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today reported its financial results for the quarter ended December 31, 2014.

Select Results Compared to the Year-Earlier Period

Highlights of Consolidated Results ($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Revenues for distributable earnings[1]	$515.5	$432.9	19.1%	$1,841.5	$1,768.2	4.1%
Pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes	72.6	46.0	57.8%	247.6	182.3	35.8%
Post-tax distributable earnings	60.6	40.2	50.7%	207.4	154.7	34.0%
Adjusted EBITDA[2]	(0.3)	64.8	NMF	246.0	923.0	(73.3)%
Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”)	489.3	421.3	16.1%	1,787.5	1,745.0	2.4%
GAAP income (loss) from operations before income taxes and noncontrolling interest in subsidiaries	(59.3)	1.3	NMF	(3.2)	265.9	NMF
GAAP net income (loss) for fully diluted shares	(18.7)	5.9	NMF	5.7	96.9	(94.1)%

Per Share Results	4Q14	4Q13	Change	FY14	FY13	Change
Pre-tax distributable earnings per share	$0.21	$0.15	40.0%	$0.74	$0.57	29.8%
Post-tax distributable earnings per share	0.18	0.13	38.5%	0.62	0.49	26.5%
GAAP net income (loss) per fully diluted share	(0.08)	0.02	NMF	0.02	0.36	(94.4)%

Management Comments

“BGC’s fourth quarter post-tax distributable earnings increased by approximately 50 percent year-over-year to $61 million, which made it the second record quarter in a row for the Company’s overall profits,” said Howard W. Lutnick, Chairman and Chief Executive Officer of BGC. “This best-ever quarter reflected pre-tax distributable earnings growing by 79 percent for our high margin fully electronic businesses, as we continued to see tremendous success from our strategy of converting voice and hybrid Financial Services desks to much more profitable fully electronic trading.

“Our overall Financial Services business also improved as volatility picked up during the quarter across many asset classes. Our Real Estate Services3 business, which generated nearly half of BGC’s revenues during the quarter, continued to benefit from robust real estate industry trends. We are confident that the combination of positive industry dynamics, our ability to profitably hire and make accretive acquisitions, and our operational outperformance across both segments will lead to strong growth for the overall Company in 2015.

[1]	See the sections of this document entitled “Distributable Earnings Defined,” “Differences Between Consolidated Results for Distributable Earnings and GAAP,” “Reconciliation of Revenues Under GAAP And Distributable Earnings,” and “Reconciliation of GAAP Income (loss) to Distributable Earnings” for a complete and updated definition of these non-GAAP terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this document.
[2]	See the sections of this document titled “Adjusted EBITDA Defined” and ““Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings).”
[3]	“Newmark Grubb Knight Frank” is synonymous in this document with “NGKF” or “Real Estate Services.”

“Our liquidity is in excess of $825 million, and in addition to this, we expect to receive about $625 million in NASDAQ OMX stock4 over time, which provides us with significant amount of capital to pay dividends, profitably hire, and make accretive acquisitions, all while maintaining our investment grade rating. Our most recently announced acquisitions include Apartment Realty Advisers (“ARA”), R.P. Martin, and our current tender offer for the shares of GFI Group Inc.5

“We are very excited that, including the 17.1 million shares BGC owns and the 37.9 million tendered, stockholders representing approximately 43.3% of GFI shares supported our transaction as of the most recently announced tender offer results. We implore those stockholders who have not yet tendered to do so in order to receive the value to which they are entitled. We remain confident that our proposed transaction will provide substantial benefits to GFI’s customers, counterparties, regulators, brokers, and other employees, all of whom should prefer GFI being part of a larger, faster growing, and more diversified investment grade company.

“Following the successful completion of our tender offer, we expect to generate increased productivity per front-office employee and to reduce annual expenses by at least $40 million in the first year. We also expect to free up tens of millions of dollars of duplicative capital currently set aside by GFI for regulatory and clearing purposes. We therefore believe we can create considerable earnings accretion and stronger cash flow for BGC on a consolidated basis, all while maintaining our investment grade rating.”

Mr. Lutnick concluded: “Our board declared a 12 cent qualified dividend for the fourth quarter, which at yesterday’s closing stock price translates into a 5.5 percent annualized yield. Given our record performance over the last two quarters and our strong outlook, we expect to increase the dividend next quarter.”

Shaun D. Lynn, President of BGC, said: “Our Financial Services business increased its pre-tax distributable earnings by 63 percent. This significant expansion was led by an approximate 54 percent rise in revenues and a 79 percent increase in pre-tax distributable earnings from BGC’s fully electronic businesses.6 As we continued to convert our voice and hybrid desks to electronic execution, our e-businesses generated approximately $28 million in revenues and $15 million in pre-tax distributable earnings during the quarter. Taken together, these fully electronic results were much more impressive than those of eSpeed7 before its sale in the second quarter of 2013 for over $1.2 billion. Revenues for our e-businesses were up by approximately 38 percent year-on-year over the first 26 trading days of 2015, and their pre-tax distributable earnings margins averaged 54 percent in 2014. Going forward, we expect these businesses to become an ever more valuable part of the Company as they continue to grow faster than, and to be substantially larger than eSpeed ever was for us.”

[4]	See the “Consolidated Balance Sheet” section of this document for the items that make up liquidity. NASDAQ OMX Group, Inc (NASDAQ: NDAQ or “NASDAQ OMX”) stock value based on the closing price on Feb 10, 2015. NDAQ stock is expected to be received over the next approximately 13 years. Should certain acceleration events occur, including NASDAQ OMX undergoing a change of control, whatever remains of the earn-out will be paid immediately at that time.
[5]	NYSE: GFIG or “GFI”.
[6]	These electronic businesses include BGC’s e-brokered products across rates, credit, and foreign exchange (“FX”), as well as its offerings in market data and software solutions.
[7]	On June 28, 2013, BGC sold its fully electronic trading platform for benchmark U.S. Treasury Notes and Bonds to NASDAQ OMX. For the purposes of this document, the assets sold may be referred to as “eSpeed,” and the fully electronic businesses remaining with BGC may be referred to as “retained.” eSpeed generated $48.6 million in revenues and $28.5 million in pre-tax profits for BGC in 2013.

Mr. Lynn concluded: “We were also pleased to report that quarterly revenues rose by over 83 percent for BGC’s energy and commodities desks and by 29 percent across our voice, hybrid, and fully electronic FX desks.”

NGKF’s Chief Executive Officer, Barry M. Gosin, added: “Quarterly pre-tax distributable earnings grew 41 percent versus last year for Real Estate Services. This progress was primarily driven by the 53 percent growth in brokerage revenues, which included a more than doubling of revenues from Investment Sales and Capital Markets. For the full year, Real Estate Services totaled approximately 39 percent of BGC’s overall revenues, and our goal is for NGKF to generate at least $1 billion in revenues for full year 2015. We hope to achieve this target by continuing to make accretive purchases and profitable hires as well as through other organic growth across our businesses.”

Dividend Declaration

On February 10, 2015, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.12 per share payable on March 16, 2015 to Class A and Class B common stockholders of record as of March 2, 2015. The ex-dividend date will be February 26, 2015.

Consolidated Revenues

Unless otherwise stated, all results provided in this document compare the fourth quarter of 2014 and/or full year 2014 with the year-earlier periods. Certain numbers in the tables throughout this document may not sum due to rounding. In addition, certain figures may have been adjusted for prior periods in order to conform to current reporting methodology. Any adjustments would have had no impact on consolidated revenues or income for either GAAP or distributable earnings.

Highlights of Consolidated Revenues ($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Brokerage revenues for distributable earnings	$443.9	$365.3	21.5%	$1,579.4	$1,517.8	4.1%
Total distributable earnings revenues	515.5	432.9	19.1%	1,841.5	1,768.2	4.1%
GAAP brokerage revenues	431.5	364.2	18.5%	1,561.9	1,512.2	3.3%
GAAP total revenues	489.3	421.3	16.1%	1,787.5	1,745.0	2.4%

Financial Services Results8

There was no difference in brokerage revenues between GAAP and distributable earnings for the segment. Quarterly revenues for Financial Services would have been approximately $9 million higher but for the strengthening of the dollar versus various currencies. Most of this impact was felt in BGC’s European operations.

[8]	See the tables in this document with “Segment Results” in the titles for more information on BGC’s results by segment.

The below tables show certain segment distributable earnings items excluding eSpeed, followed by the segment’s actual results for both GAAP and distributable earnings.

Select Financial Services Segment Results, Excluding eSpeed ($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Rates (excluding eSpeed)	$89.7	$99.3	(9.7)%	$401.6	$460.4	(12.8)%
Market data, software solutions, interest, and other revenue for distributable earnings (excluding eSpeed but including NASDAQ OMX earn-out)	19.1	13.4	42.0%	61.8	34.6	78.4%

Total revenues for distributable earnings (excluding eSpeed)	260.8	$246.3	5.9%	1,080.7	1,096.7	(1.5)%
Pre-tax distributable earnings (excluding eSpeed)	52.8	32.5	62.7%	216.8	154.0	40.8%
Pre-tax distributable earnings as a percent of revenues (excluding eSpeed)	20.3%	13.2%		20.1%	14.0%

Financial Services Results for Distributable Earnings ($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Rates (including eSpeed)	$89.7	$99.3	(9.7)%	$401.6	$491.7	(18.3)%
Credit	47.9	53.7	(10.6)%	225.9	244.5	(7.6)%
Foreign exchange	57.6	44.7	28.9%	215.2	212.1	1.4%
Equities and other asset classes (including energy and commodities)	46.5	35.2	32.0%	176.3	150.7	17.0%

Total brokerage revenues for both distributable earnings and GAAP	241.7	$232.9	3.8%	$1,018.9	$1,099.1	(7.3)%

Market data, software solutions, interest, and other revenue for distributable earnings (including eSpeed and NASDAQ OMX earn-out)	19.1	13.4	42.0%	61.8	44.1	40.1%

Total revenues for distributable earnings	260.8	246.3	5.9%	1,080.7	1,143.2	(5.5)%
Pre-tax distributable earnings	52.8	32.5	62.7%	216.8	182.6	18.8%
Pre-tax distributable earnings as a percent of revenues	20.3%	13.2%		20.1%	16.0%

Financial Services Results for GAAP ($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Total brokerage revenues for both distributable earnings and GAAP	241.7	$232.9	3.8%	$1,018.9	$1,099.1	(7.3)%

GAAP market data, software solutions, interest and other revenue	5.3	2.9	78.8%	25.4	25.6	(0.7)%

GAAP total revenues	247.0	235.8	4.7%	1,044.3	1,124.8	(7.1)%
GAAP other income, net[9]	7.4	7.6	(2.3)%	52.8	39.5	33.7%
GAAP income from operations before taxes	46.4	29.6	57.0%	233.3	203.6	14.6%
GAAP income from operations before taxes as a percent of revenues	18.8%	12.5%		22.3%	18.1%

The increase in revenues from BGC’s equities and other asset classes included an 83% percent improvement from energy and commodities desks, which was driven by organic growth and the purchase of HEAT Energy Group in the first quarter of 2014. BGC’s quarterly foreign exchange results reflected strong top-line growth across the Company’s voice, hybrid, and fully electronic desks, most notably a 76 percent increase in revenues from BGC’s e-brokered foreign exchange spot and derivatives desks. The Company’s quarterly revenues for energy and commodities, foreign exchange, and equity-related products all increased by double-digit percentages in part due to increased global volatility.

[9]	See the section of this document called “Distributable Earnings Defined” for a more information on how the NASDAQ OMX share earn-outs and related mark-to-market movements, net of any hedging, are recorded in the segment under GAAP and distributable earnings.

While the Company generated an over 64 percent increase in revenues from its fully electronic credit desks in the quarter, overall BGC credit revenues declined mainly due to lower industry-wide inter-bank activity in credit derivatives and corporate bonds. The quarterly decline in the Company’s rates revenue reflected generally lower European interest rate derivative and global government bond activity, partially offset by 35 percent growth across the Company’s fully electronic rates products.

In the table below, BGC’s technology-based revenues in Financial Services are de-consolidated from the above segment results.

Fully Electronic Revenues in Financial Services (excluding eSpeed)[10]
($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Fully electronic brokerage	$25.3	$16.3	55.2%	$89.5	$73.8	21.3%
Market data and software solutions	2.6	1.9	39.2%	9.5	6.9	38.1%

Total fully electronic revenues	27.9	18.2	53.6%	99.0	80.7	22.7%
Pre-tax distributable earnings from e-businesses	15.2	8.5	78.6%	53.9	36.5	47.7%
Pre-tax distributable earnings from e-businesses as a percent of revenue	54.5%	46.9%		54.4%	45.2%

Revenues from BGC’s electronic businesses were 10.7 percent of Financial Services distributable earnings revenues in the quarter, an over 330 basis point improvement when compared with 7.4 percent.

Real Estate Services Results

Real Estate Services Results for Distributable Earnings
($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Brokerage revenues for distributable earnings	$202.2	$132.4	52.7%	$560.5	$418.7	33.9%
Management services and other revenues for distributable earnings	45.2	44.3	2.1%	164.9	164.2	0.4%

Total revenues for distributable earnings	247.4	176.7	40.0%	725.4	582.9	24.5%
Pre-tax distributable earnings	38.3	27.2	40.6%	92.8	56.2	65.2%
Pre-tax distributable earnings as a percent of revenues	15.5%	15.4%		12.8%	9.6%

GAAP Real Estate Revenues Segment Results
($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
GAAP brokerage revenues	$190.8	131.3	45.3%	543.9	413.0	31.7%
GAAP management services and other revenues	45.2	44.3	2.1%	164.9	164.2	0.4%

Total GAAP revenues	236.0	175.6	34.4%	708.8	577.2	22.8%
GAAP income from operations before taxes	33.3	25.8	28.8%	69.1	45.6	51.7%
GAAP income from operations before taxes as a percent of revenues	14.1%	14.7%		9.8%	7.9%

[10]	Full year 2013 segment results exclude $37.0 million and $9.5 million of revenues related to “fully electronic brokerage” and “market data and software solutions”, respectively, as well as $28.5 million in pre-tax profits, all generated by eSpeed for the Company. Additional eSpeed revenues were recorded as part of Corporate items.

NGKF’s quarterly performance was largely driven by the addition of Cornish & Carey and ARA.

Consolidated Expenses

Consolidated Expenses
($ millions)	4Q14	4Q13	Change	FY14	FY13	Change
Compensation and employee benefits for distributable earnings	$318.4	$268.9	18.4%	$1,128.5	$1,091.2	3.4%
Non-compensation expenses for distributable earnings	124.5	118.0	5.5%	465.4	494.6	(5.9)%

Total expenses for distributable earnings	442.9	386.9	14.5%	1,593.9	1,585.8	0.5%
Compensation and employee benefits under GAAP	310.8	269.4	15.4%	1,121.1	1,255.6	(10.7)%
GAAP allocations of net income and grant of exchangeability to limited partnership units and FPUs	30.4	32.1	(5.4)%	136.6	423.6	(67.7)%
Non-compensation expenses under GAAP	212.4	123.7	71.7%	577.1	553.0	4.4%

Total expenses under GAAP	553.6	425.3	30.2%	1,834.8	2,232.2	(17.8)%
Non-compensation expenses as a percent of distributable earnings revenues	24.1%	27.3%		25.3%	28.0%
Compensation and employee benefits as a percent of revenues for distributable earnings	61.8%	62.1%		61.3%	61.7%
Compensation and employee benefits as a percent of revenues under GAAP	63.5%	64.0%		62.7%	72.0%
Non-compensation expenses as a percent of GAAP revenues	43.4%	29.4%		32.3%	31.7%

Non-compensation expenses for distributable earnings declined as a percent of revenues due mainly to higher revenues. The absolute increase in quarterly non-compensation expenses for distributable earnings reflected increased interest expense related to the Company’s issuance of $300 million of 5.375% Senior Notes due 2019 during the quarter, the impact of acquisitions, and increased professional and consulting fees related to the settlement of all legal claims with Tullett Prebon plc (“Tullett.”) The Company believes that the settlement will lower expenses for distributable earnings due to the reduction in legal expenses related to the claims. Over the course of the past five years, such fees have totaled tens of millions of dollars.

BGC’s effective tax rate for distributable earnings was 15 percent for the fourth quarter of and full year 2014 compared with 14.5 percent for the prior year periods.

Consolidated Income and Share Count

Consolidated Income ($ millions except per share data)	4Q14	4Q13	Change	FY14	FY13	Change
Pre-tax distributable earnings	$72.6	$46.0	57.8%	$247.6	$182.3	35.8%
Post-tax distributable earnings	60.6	40.2	50.7%	207.4	154.7	34.0%
GAAP income (loss) from operations before income taxes	(59.3)	1.3	NMF	(3.2)	265.9	NMF
GAAP net income (loss) for fully diluted shares	(18.7)	5.9	NMF	5.7	96.9	(94.1)%
Post-tax distributable earnings per fully diluted share	0.18	0.13	38.5%	0.62	0.49	26.5%
GAAP net income (loss) per fully diluted share	(0.08)	0.02	NMF	0.02	0.36	(94.4)%

BGC had a fully diluted weighted average share count of 374.3 million in the fourth quarter of 2014 and 368.6 million for the full year of 2014 for distributable earnings. A year earlier, the Company’s fully diluted share count for distributable earnings was 358.0 million for the fourth quarter and 361.8 million for the full year 2013. Under GAAP, BGC had a fully diluted weighted average share count of 221.0 million for the fourth quarter of 2014 and 328.5 million for the full year 2014. A year earlier the Company’s fully diluted weighted average share count under GAAP was 318.1 million for the fourth quarter and 265.3 million for the full year 2013. The GAAP share counts were lower because they excluded certain share equivalents in order to avoid anti-dilution.

The share count increased for distributable earnings due primarily to issuances related to the acquisitions of Cornish & Carey, ARA, Remate Lince, and HEAT Energy Group; employee equity-based compensation; and new front-office hires. This was partially offset by the redemption and/or repurchase of 18.9 million shares and units at a cost to BGC of $139.9 million, or $7.39 per share or unit, during full year 2014.

As of December 31, 2014, the Company’s fully diluted share count was 374.5 million, assuming conversion of the Convertible Senior Notes into 40.3 million shares. All else being equal, the Company expects to reduce its fully diluted share count sequentially by over 20 million shares, or 6 percent, after the redemption of its 8.75 percent Convertible Senior Notes in April of 2015.

Consolidated Balance Sheet

As of December 31, 2014, the Company’s liquidity, which it defines as “cash and cash equivalents,” “marketable securities,” and “securities owned” held for liquidity purposes was $825.5 million11; notes payable and collateralized borrowings, and notes payable to related parties were $706.7 million; book value per common share was $1.83; and total capital, which BGC Partners defines as “redeemable partnership interest,” “noncontrolling interest in subsidiaries,” and “total stockholders’ equity,” was $642.9 million. In comparison, as of December 31, 2013, the Company’s liquidity was $795.0 million; notes payable and collateralized borrowings, and notes payable to related parties were $408.4 million; book value per common share was $2.15; and total capital was $769.7 million.

The changes in BGC’s liquidity since year-end 2013 were primarily related to cash raised in the Company’s issuance of $300 million of 5.375% Senior Notes due 2019, partially offset by cash used for the redemption and/or repurchase of 18.9 million shares and units at a cost to BGC of

[11]

The Company’s calculation for liquidity as of December 31, 2014, includes the 17.1 million shares of GFIG that BGC and its affiliates own, although the Company and its affiliates do not currently intend to sell these shares.

$139.9 million over full year 2014, as well as cash used for the acquisitions of Cornish & Carey, ARA, R.P. Martin, Remate Lince, and HEAT Energy Group. The settlement with Tullett is reflected on BGC’s balance sheet as part of “accounts payable, accrued and other liabilities”, and is expected to be paid by March 31, 2015.

Front Office Statistics12

Revenue-Generating Headcount Data (period end)	4Q14	4Q13	Change
Financial Services	1,619	1,501	8%
NGKF	1,244	884	41%

Total	2,863	2,385	20%

Revenue Per Broker/Salesperson (period average in $ thousands)	4Q14	4Q13	Change	FY14	FY13	Change
Financial Services for distributable earnings	$156	$153	2%	$671	$700	(4)%
NGKF for distributable earnings	$176	$150	17%	$580	$473	23%
Total company for distributable earnings	$164	$152	8%	$636	$619	3%
Financial Services under GAAP	$156	$153	2%	$671	$700	(4)%
NGKF under GAAP	$166	$149	11%	$561	$467	20%
Total company under GAAP	$160	$152	5%	$629	$617	2%

The increase in the Company’s quarterly revenues and significant growth of its pre-tax distributable earnings was due largely to the rise in front office headcount and solid improvements in front office productivity. The productivity increase was driven by the substantial growth of BGC’s fully electronic businesses, the addition of higher-performing brokers in both segments, strong commercial real estate industry dynamics, and higher global volumes in FX, energy, commodities, and equity-related products.

First Quarter 2015 Outlook Compared with First Quarter 2014 Results

•	The Company expects distributable earnings revenues to increase by between approximately 10 percent and 17 percent and to be between approximately $490 million and $520 million, compared with $445.9 million.

•	BGC Partners anticipates pre-tax distributable earnings to increase by between approximately 21 percent and 42 percent and to be in the range of $68 million to $80 million, versus $56.2 million.

•	The Company expects its effective tax rate for distributable earnings to remain unchanged at approximately 15 percent.[13]

[12]	The Real Estate figures are based on brokerage revenues, leasing and capital markets brokers, and exclude appraisers and both revenues and staff in management services and “other.” The Financial Services calculations in the above table include segment revenues from “total brokerage revenues” “market data,” and “software solutions.” The average revenues for all producers are approximate and based on the total revenues divided by the weighted-average number of salespeople and brokers for the period.
[13]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the first quarter of 2015, the pre-tax interest expense associated with the Convertible Senior Notes is expected to be $6.3 million while the post-tax interest expense is expected to be $5.3 million, and the associated weighted-average share count is expected to be 40.3 million, all based on distributable earnings.

The outlook reflects the fact that commercial real estate services firms are generally seasonally slowest the first calendar quarter and strongest in the fourth calendar quarter, while the reverse is true for the Company’s Financial Services business. BGC intends to update its first quarter guidance by the end of March, 2015.

Quarterly Differences between Consolidated Results for Distributable Earnings and GAAP

In the fourth quarter of 2014, distributable earnings revenues in Financial Services included $14.0 million related to the NASDAQ OMX share earn-out and associated mark-to-market movements and/or hedging. In the same period, the NASDAQ OMX earn-out did not impact GAAP revenues. However, GAAP “operating income” for the segment included $7.4 million of mark-to-market movements and/or hedging associated with the NASDAQ OMX shares. Also in the quarter, non-cash charges of $2.4 million related to BGC’s investments under the equity method were also included as part of “other income” for corporate items under GAAP but were excluded for distributable earnings.

In the fourth quarter of 2013, $10.5 million related to the NASDAQ OMX share earn-out, including the associated mark-to-market movements and/or hedging, was recorded as revenues in Financial Services under distributable earnings, while under GAAP no revenue was recorded but the $7.6 million related to gains on mark-to-market movements and/or hedging of the shares was recorded as “other income” in the segment. In the same period, non-cash charges of $2.3 million related to BGC’s investments under the equity method were also included as part of “other income” for corporate items under GAAP but were excluded for distributable earnings.

Fourth quarter 2014 and fourth quarter 2013 Real Estate Services brokerage revenues for distributable earnings include the collection of $11.4 million and $1.1 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Fourth quarter 2014 and fourth quarter 2013 consolidated compensation and employee benefits for distributable earnings also include charges of $7.6 million and a charge of $0.5 million, respectively, in related compensation and other expense. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between fourth quarter 2014 compensation expenses as calculated for GAAP and distributable earnings consisted of $30.4 million in non-cash, non-dilutive charges related to the allocation of net income and grants of exchangeability to limited partnership units and FPUs. A year earlier, these charges totaled $32.1 million.

The difference between non-compensation expenses in the fourth quarter of 2014 as calculated for GAAP and distributable earnings was due to $87.9 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation, largely related to the settlement of all legal claims with Tullett, as well as other non-cash, non-dilutive, and/or non-economic items. BGC’s calculation of pre-tax distributable earnings for the fourth quarter of 2013 excluded $5.7 million with respect to acquisitions, dispositions and/or resolutions of litigation, and other non-cash, non-dilutive, and/or non-economic items.

For the fourth quarters of 2014 and 2013, distributable earnings per share calculations include 40.2 million and 39.9 million, respectively, of weighted-average shares related to BGC’s Convertible Senior Notes but exclude the associated interest expense, net of tax, of $5.3 million. BGC’s GAAP earnings per share calculation for both periods exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Annual Differences between Consolidated Results for Distributable Earnings and GAAP

Full year 2014 and 2013 distributable earnings revenues include $45.9 million and $18.5 million, respectively, related to the NASDAQ OMX earn-out and associated hedging and/or mark-to-market movements. This was $6.9 million and $21.0 million less than the amount recognized under GAAP for the full year 2014 and 2013, respectively.

GAAP “other income” was reduced in 2014 and 2013 by $8.6 million and $9.5 million, respectively, due to BGC’s losses related to its equity investments. These non-cash equity losses were not included in the calculations for distributable earnings.

Full year 2014 and 2013 Real Estate Services brokerage revenues for distributable earnings include the collection of $16.6 million and $5.7 million of cash, respectively, which represents the acquisition date fair value of certain receivables. Full year 2014 and 2013 consolidated compensation and employee benefits for distributable earnings also include a charge of $9.2 million and a credit of $0.4 million, respectively, in related compensation and other expenses. These items would have been recognized as GAAP revenues and expenses other than for the effect of acquisition accounting.

The difference between full year 2014 and 2013 compensation and employee benefits as calculated for GAAP and distributable earnings includes $136.6 million and $119.5 million, respectively, in non-cash charges related to allocations of net income and grant of exchangeability to limited partnership units and FPUs.

The difference between full year 2013 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $464.6 million in charges related to the following non-cash, non-dilutive items:

•	The redemption/exchange of partnership units;

•	The issuance of restricted shares; and

•	A reserve on compensation-related partnership loans.

BGC’s calculation of pre-tax distributable earnings for the full year 2014 excluded charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items totaling $111.8 million. For the full year 2013 the calculation of pre-tax distributable earnings excluded certain non-compensation GAAP items totaling $664.8 million. These items consisted of the following:

•	The $723.1 million gain related to the eSpeed sale discussed above as part of the revenue reconciliation;

•	A non-cash reserve related to a commitment to make charitable contributions with respect to annual 9/11 BGC Charity days;

•	Other charges or gains with respect to acquisitions, dispositions, and/or resolutions of litigation; and

•	Non-cash charges primarily related to acquired NGKF receivables and impairment of fixed assets.

The distributable earnings per share calculations for the full years 2014 and 2013 include 40.1 million and 39.8 million weighted-average shares, respectively, related to BGC’s Convertible Senior Notes but exclude the $21.2 million and $21.1 million, net of tax, in associated interest expense. BGC’s GAAP earnings per share calculation for both periods exclude shares related to certain share equivalents and include the related interest expense, net of tax, in order to avoid anti-dilution.

Conference Call and Investor Presentation

The Company will host a conference call today, February 11, 2015, at 10:00 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, will be accessible via the following:

WHO:	BGC Partners, Inc. (NASDAQ: BGCP)
WHAT:	Fourth Quarter and Full Year 2014 financial results conference call
WHEN:	Wednesday, February 11, 2015 at 10:00 a.m. ET
WHERE:	ir.bgcpartners.com
HOW:	A listing of minimum system requirements can be found here:

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

An audio replay of the conference call is expected to be accessible at ir.bgcpartners.com within 24 hours of the live call for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:

Date - Start Time:	02/11/2015 10:00 AM ET
U.S. Dial In:	1 (888) 895-5271
International Dial In:	(+1) (847) 619-6547
Passcode:	38800579

REPLAY:

Available From – To:	02/11/2015 12:30 PM ET – 02/18/2015 11:59 PM ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	38800579#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in the most recent Earnings Release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

Adjusted EBITDA Defined

BGC also provides an additional non-GAAP financial measure, “adjusted EBITDA,” which it defines as GAAP income from operations before income taxes, adjusted to add back interest expense as well as the following non-cash items:

•	Employee loan amortization;

•	Fixed asset depreciation and intangible asset amortization;

•	Non-cash impairment charges;

•	Charges relating to grants of exchangeability to limited partnership interests;

•	Charges related to redemption of units;

•	Charges related to issuance of restricted shares; and

•	Non-cash earnings or losses related to BGC’s equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

The Company’s management believes that this measure is useful in evaluating BGC’s operating performance compared to that of its competitors, because the calculation of adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance. As a result, the Company’s management uses these measures to evaluate operating performance and for other discretionary purposes. BGC believes that adjusted EBITDA is useful to investors to assist them in getting a more complete picture of the Company’s financial results and operations.

Since adjusted EBITDA is not a recognized measurement under GAAP, when analyzing BGC’s operating performance, investors should use adjusted EBITDA in addition to GAAP measures of net income. Because not all companies use identical EBITDA calculations, the Company’s presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow, because adjusted EBITDA does not consider certain cash requirements such as tax and debt service payments.

For a reconciliation of adjusted EBITDA to GAAP income (loss) from operations before income taxes, the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this document titled “Reconciliation of GAAP Income (loss) to Adjusted EBITDA (and Comparison to Pre-Tax Distributable Earnings.)”

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market as (NASDAQ: BGCP). The Company also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange as (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Newmark, Grubb & Ellis, and Grubb are trademarks and service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Important Additional Information

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of GFI Group Inc. (“GFI”) or any other securities. BGC Partners, Inc. and its subsidiary BGC Partners, L.P. have commenced a tender offer for all outstanding shares of common stock of GFI and have filed with the Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents). These documents, as they may be amended from time to time, contain important information, including the terms and conditions of the tender offer, and stockholders of GFI are advised to carefully read these documents before making any decision with respect to the tender offer. Investors and security holders may obtain a free copy of documents filed with respect to the tender offer at the SEC’s website at www.sec.gov. These materials are also available to GFI Group security holders at no expense to them at http://ir.bgcpartners.com or by calling BGC Partners’ information agent, Innisfree M&A Incorporated, toll-free at (888) 750-5884.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$648,277	$716,919
Cash segregated under regulatory requirements	12,144	8,687
Securities owned	32,508	33,119
Securities borrowed	62,736	—
Marketable securities	144,719	45,002
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	640,761	349,915
Accrued commissions receivable, net	292,050	265,920
Loans, forgivable loans and other receivables from employees and partners, net	130,775	142,769
Fixed assets, net	112,020	127,615
Investments	17,392	17,703
Goodwill	392,570	163,339
Other intangible assets, net	27,980	18,180
Receivables from related parties	8,864	15,211
Other assets	231,582	174,984

Total assets	$2,754,378	$2,079,363

Liabilities, Redeemable Partnership Interest, and Equity
Accrued compensation	$223,410	$187,855
Securities sold, not yet purchased	—	2,031
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	646,169	303,549
Payables to related parties	23,326	15,382
Accounts payable, accrued and other liabilities	511,887	392,525
Notes payable and collateralized borrowings	556,700	258,356
Notes payable to related parties	150,000	150,000

Total liabilities	2,111,492	1,309,698
Redeemable partnership interest	59,501	66,918
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 220,217 and 202,671 shares issued at December 31, 2014 and December 31, 2013, respectively; and 185,108 and 181,583 shares outstanding at December 31, 2014 and December 31, 2013, respectively	2,202	2,027
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at December 31, 2014 and December 31, 2013, convertible into Class A common stock	348	348
Additional paid-in capital	817,158	745,678
Contingent Class A common stock	47,383	12,051
Treasury stock, at cost: 35,109 and 21,088 shares of Class A common stock at December 31, 2014 and December 31, 2013, respectively	(200,958)	(121,753)
Retained deficit	(268,920)	(167,923)
Accumulated other comprehensive income (loss)	4,303	(6,060)

Total stockholders’ equity	401,516	464,368
Noncontrolling interest in subsidiaries	181,869	238,379

Total equity	583,385	702,747

Total liabilities, redeemable partnership interest and equity	$2,754,378	$2,079,363

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Commissions	$381,182	$295,415	$1,307,912	$1,202,244
Principal transactions	50,366	68,777	253,951	309,908

Total brokerage revenues	431,548	364,192	1,561,863	1,512,152
Real estate management services	43,929	43,745	163,227	163,353
Fees from related parties	6,631	7,667	28,379	41,128
Market data	1,890	1,191	6,676	10,137
Software solutions	688	661	2,801	6,201
Interest income	1,673	2,071	7,312	6,833
Other revenues	2,924	1,764	17,232	5,177

Total revenues	489,283	421,291	1,787,490	1,744,981
Expenses:
Compensation and employee benefits	310,816	269,444	1,121,075	1,255,580
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	30,392	32,125	136,633	423,589

Total compensation and employee benefits	341,208	301,569	1,257,708	1,679,169
Occupancy and equipment	35,238	39,633	147,435	154,108
Fees to related parties	5,516	2,292	12,137	9,443
Professional and consulting fees	20,013	13,304	51,823	51,384
Communications	20,636	22,475	82,493	92,022
Selling and promotion	18,727	17,614	71,737	81,007
Commissions and floor brokerage	4,762	5,287	19,349	22,530
Interest expense	10,183	9,479	37,945	38,332
Other expenses	97,301	13,642	154,199	104,170

Total non-compensation expenses	212,376	123,726	577,118	552,996

Total expenses	553,584	425,295	1,834,826	2,232,165
Other income (losses), net:
Gain on divestiture and sale of investments	—	—	—	723,147
Losses on equity investments	(2,418)	(2,291)	(8,621)	(9,508)
Other income	7,433	7,605	52,769	39,466

Total other income (losses), net	5,015	5,314	44,148	753,105

Income (loss) from operations before income taxes	(59,286)	1,310	(3,188)	265,921
Provision for income taxes	(22,501)	(315)	651	92,166

Consolidated net income (loss)	$(36,785)	$1,625	$(3,839)	$173,755

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	(18,100)	(2,509)	(7,974)	102,831

Net income (loss) available to common stockholders	$(18,685)	$4,134	$4,135	$70,924

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$(18,685)	$4,134	$4,135	$70,924

Basic earnings per share	$(0.08)	$0.02	$0.02	$0.37

Basic weighted-average shares of common stock outstanding	221,020	219,720	220,697	193,694

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$(18,685)	$5,922	$5,692	$96,851

Fully diluted earnings per share	$(0.08)	$0.02	$0.02	$0.36

Fully diluted weighted-average shares of common stock outstanding	221,020	318,080	328,455	265,348

Dividends declared per share of common stock	$0.12	$0.12	$0.48	$0.48

Dividends declared and paid per share of common stock	$0.12	$0.12	$0.48	$0.48

BGC Partners, Inc.

Reconciliation of GAAP Income (Loss) to Adjusted EBITDA

(and Comparison to Pre-Tax Distributable Earnings)

(in thousands) (unaudited)

	Q4 2014	Q4 2013	FY 2014	FY 2013
GAAP Income (loss) from continuing operations before income taxes	$(59,286)	$1,310	$(3,188)	$265,921
Add back:
Employee loan amortization	4,291	7,069	25,708	34,495
Interest expense	10,183	9,479	37,945	38,332
Fixed asset depreciation and intangible asset amortization	11,976	11,633	44,747	47,152
Impairment of fixed assets	94	4,927	5,648	6,101
Exchangeability charges (1)	30,043	28,041	126,514	56,901
Redemption of partnership units, issuance of restricted shares and compensation related partnership loans	—	—	—	464,594
Losses on equity investments	2,418	2,291	8,621	9,508

Adjusted EBITDA	$(281)	$64,750	$245,995	$923,004

Pre-Tax distributable earnings	$72,553	$45,982	$247,564	$182,345

(1)	Represents non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to limited partnership units

BGC Partners, Inc.

RECONCILIATION OF REVENUES UNDER GAAP AND DISTRIBUTABLE EARNINGS

(in thousands)

(unaudited)

	Q4 2014	Q4 2013	FY 2014	FY 2013
GAAP Revenue	$489,283	$421,291	$1,787,490	$1,744,981
Plus: Other Income (losses), net	5,015	5,314	44,148	753,105

Adjusted GAAP	494,298	426,605	1,831,638	2,498,086
Adjustments:
Gain on divestiture	—	—	—	(723,147)
NASDAQ OMX Earn-out Revenue (1)	6,517	2,895	(6,900)	(21,001)
Revenue with respect to acquisitions, dispositions, resolutions of litigation, and other	820	—	(8,534)	(949)
Non-cash losses related to equity investments	2,418	2,291	8,621	9,508
Real Estate purchased revenue	11,399	1,130	16,625	5,687

Distributable Earnings Revenue	$515,452	$432,921	$1,841,450	$1,768,184

(1)	Q4 2014 and Q4 2013 revenues related to the NASDAQ OMX earn-outs were $7.4 million and $7.6 million for GAAP and $14.0 million and $10.5 million for distributable earnings, respectively. For YTD 2014 and YTD 2013, the earn-out revenues were $52.8 million and $39.5 million for GAAP and $45.9 million and $18.5 million for distributable earnings, respectively.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME (LOSS) TO DISTRIBUTABLE EARNINGS

(in thousands, except per share data)

(unaudited)

	Q4 2014	Q4 2013	YTD 2014	YTD 2013
GAAP income (loss) before income taxes	$(59,286)	$1,310	$(3,188)	$265,921
Pre-tax adjustments:
Dividend equivalents to RSUs	—	17	3	22
Non-cash losses related to equity investments, net	2,418	2,292	8,621	9,508
Real Estate purchased revenue, net of compensation and other expenses (a)	5,130	1,396	9,616	10,610
Redemption of partnership units, issuance of restricted shares and compensation—related partnership loans	—	—	—	464,594
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	30,392	32,125	136,633	119,496
NASDAQ OMX earn-out revenue (b)	6,517	2,895	(6,900)	(21,001)
Gains and charges with respect to acquisitions, dispositions and / or resolutions of litigation, charitable contributions and other non-cash, non-dilutive, non-economic items	87,382	5,947	102,780	(666,806)

Total pre-tax adjustments	131,840	44,672	250,752	(83,576)
Pre-tax distributable earnings	$72,553	$45,982	$247,564	$182,345

GAAP net income available to common stockholders	$(18,685)	$4,134	$4,135	$70,924
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	(19,128)	(1,575)	(11,030)	101,626
Total pre-tax adjustments (from above)	131,840	44,672	250,752	(83,576)
Income tax adjustment to reflect effective tax rate	(33,384)	(6,982)	(36,484)	65,727

Post-tax distributable earnings	$60,642	$40,249	$207,373	$154,701

Pre-tax distributable earnings per share (c)	$0.21	$0.15	$0.74	$0.57

Post-tax distributable earnings per share (c)	$0.18	$0.13	$0.62	$0.49

Fully diluted weighted-average shares of common stock outstanding	374,256	358,021	368,571	361,801

Notes and Assumptions

(a)	Represents revenues related to the collection of receivables, net of compensation, and non-cash charges on acquired receivables, which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Distributable earnings for the fourth quarter of 2014 and 2013 includes $6.5 million and $2.9 million, respectively, and YTD 2014 and 2013 includes $6.9 million and $21.0 million, respectively, of adjustments associated with the NASDAQ OMX transaction. For Q4 2014 and Q4 2013 the revenues related to the NASDAQ OMX earn-outs were $7.4 million and $7.6 million for GAAP and $14.0 million and $10.5 million for distributable earnings, respectively. For YTD 2014 and YTD 2013 the earn-out revenues were $52.8 million and $39.5 million for GAAP and $45.9 million and $18.5 million for distributable earnings, respectively.
(c)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 include approximately 40 million of additional shares, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

(unaudited)

	Q4 2014	Q4 2013	YTD 2014	YTD 2013
Revenues:
Brokerage revenues:
Rates	$89,715	$99,339	$401,602	$491,740
Credit	47,940	53,651	225,854	244,546
Foreign exchange	57,591	44,687	215,168	212,120
Equities and other asset classes	46,475	35,204	176,292	150,727
Real estate (a)	202,175	132,441	560,519	418,705

Total brokerage revenues	443,895	365,322	1,579,435	1,517,839
Market data and software solutions	2,578	1,852	9,477	16,338
Real estate management services	43,929	43,745	163,227	163,353
Fees from related parties, interest and other revenues (b)	25,051	22,003	89,311	70,654

Total revenues	515,452	432,921	1,841,450	1,768,184

Expenses:
Compensation and employee benefits (c)	318,431	268,949	1,128,518	1,091,189
Other expenses (d)	124,468	117,990	465,368	494,650

Total expenses	442,899	386,939	1,593,886	1,585,839

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	$72,553	$45,982	$247,564	$182,345

Noncontrolling interest in subsidiaries (e)	1,028	(934)	3,056	1,205
Provision for income taxes	10,883	6,667	37,135	26,439

Post-tax distributable earnings to fully diluted shareholders	$60,642	$40,249	$207,373	$154,701

Earnings per share:
Fully diluted pre-tax distributable earnings per share (f)	$0.21	$0.15	$0.74	$0.57

Fully diluted post-tax distributable earnings per share (f)	$0.18	$0.13	$0.62	$0.49

Fully diluted weighted-average shares of common stock outstanding	374,256	358,021	368,571	361,801
Total revenues	$515,452	$432,921	$1,841,450	$1,768,184
Total compensation expense	$318,431	$268,949	$1,128,518	$1,091,189
Compensation expense as a percent of revenues	61.8%	62.1%	61.3%	61.7%
Non-compensation expense as a percent of revenues	24.1%	27.3%	25.3%	28.0%
Pre-tax distributable earnings margins (on distributable earnings revenues)	14.1%	10.6%	13.4%	10.3%
Post-tax distributable earnings margins (on distributable earnings revenues)	11.8%	9.3%	11.3%	8.7%
Effective tax rate	15.0%	14.5%	15.0%	14.5%

Notes and Assumptions

(a)	Real estate brokerage revenue includes $11.4 million and $1.1 million in Q4 2014 and Q4 2013, respectively, and $16.6 million and $5.7 million in YTD 2014 and YTD 2013, respectively, of revenue related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(b)	Q4 2014 and Q4 2013 includes $14.0 million and $10.5 million, respectively, and YTD 2014 and YTD 2013 includes $45.9 million and $18.5 million, respectively, of earn-out revenue and the related mark-to-market movements and/or hedging of shares associated with the NASDAQ OMX transaction.
(c)	Compensation and employee benefits exclude charges associated with: the grant of exchangeability to limited partnership units; redemption of partnership units and issuance of restricted shares and compensation related partnership loans; and allocations of net income to founding/working partner units and limited partnership units. Compensation and employee benefits include compensation associated with real estate brokerage revenues related to the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting.
(d)	Other expenses exclude certain charges with respect to acquisitions, dispositions and resolutions of litigation; non-cash charges on acquired receivables; and charges related to other non-cash, non-dilutive, and / or non-economic items.
(e)	Represents the noncontrolling interest allocation associated with joint ownership of our administrative services company (Tower Bridge) and our Real Estate affiliated entities.
(f)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015, and on July 29, 2011, BGC Partners issued $160 million in 4.50 percent Convertible Senior Notes due 2016. The distributable earnings per share calculations for the quarters ended December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 include approximately 40 million of additional shares, underlying these Notes. The distributable earnings per share calculations exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

Segment Disclosure - Q4 2014 vs Q4 2013

($ in thousands)

(unaudited)

Q4 2014	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$260,803	$247,389	$7,260	$515,452	$(26,169)	$489,283
Total expenses	207,969	209,104	25,826	442,899	110,685	553,584
Total other income (losses), net (1)	—	—	—	—	5,015	5,015

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$52,834	$38,285	$(18,566)	$72,553	$(131,839)	$(59,286)

Pre-tax margin	20.3%	15.5%	NMF	14.1%

Q4 2013	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$246,323	$176,734	$9,864	$432,921	$(11,630)	$421,291
Total expenses	213,847	149,508	23,584	386,939	38,356	425,295
Total other income (losses), net (4)	—	—	—	—	5,314	5,314

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$32,476	$27,226	$(13,720)	$45,982	$(44,672)	$1,310

Pre-tax margin	13.2%	15.4%	NMF	10.6%

(1)	Total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $7.4 million on the Financial Services NASDAQ earnout shares, partially offset by Corporate losses on equity method investments of $2.4 million.
(2)	For the three months ended December 31, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $14.0 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the three months ended December 31, 2014, the Real Estate Services segment income (loss) from operations before income taxes includes $5.1 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	Total other income (losses), net is comprised of the mark-to-market movements and/or hedging of $7.6 million on the Financial Services NASDAQ earnout shares, partially offset by Corporate losses on equity method investments of $2.3 million.
(5)	For the three months ended December 31, 2013, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $10.5 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the three months ended December 31, 2013, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $1.4 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc.

Segment Disclosure - 2014 vs 2013

($ in thousands)

(unaudited)

2014

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,080,666	$725,417	$35,367	$1,841,450	$(53,960)	$1,787,490
Total expenses	863,834	632,598	97,454	1,593,886	240,940	1,834,826
Total other income (losses), net (1)	—	—	—	—	44,148	44,148

Pre-tax distributable earnings, before noncontrolling interests and taxes (2) (3)	$216,832	$92,819	$(62,087)	$247,564	$(250,752)	$(3,188)

Pre-tax margin	20.1%	12.8%	NMF	13.4%

2013

	Financial Services	Real Estate Services	Corporate Items	Distributable Earnings	DE Adjustments	US GAAP Total
Total revenues	$1,143,217	$582,878	$42,089	$1,768,184	$(23,203)	$1,744,981
Total expenses	960,636	526,697	98,506	1,585,839	646,326	2,232,165
Total other income (losses), net (4)	—	—	—	—	753,105	753,105

Pre-tax distributable earnings, before noncontrolling interests and taxes (5) (6)	$182,581	$56,181	$(56,417)	$182,345	$83,576	$265,921

Pre-tax margin	16.0%	9.6%	NMF	10.3%

(1)	Total other income (losses), net is comprised of the Financial Services NASDAQ earn-out shares and the related mark-to-market movements and/or hedging of $52.8 million, partially offset by Corporate losses on equity method investments of $8.7 million.
(2)	For the year ended December 31, 2014, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $45.9 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(3)	For the year ended December 31, 2014, the Real Estate Services segment income (loss) from operations before income taxes includes $9.6 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.
(4)	Total other income (losses), net is comprised of the $723.1 million gain on divestiture related to the sale of eSpeed, and the Financial Services NASDAQ earn-out shares and the related mark-to-market movements and/or hedging of $39.5 million, partially offset by Corporate losses on equity method investments of $9.5 million.
(5)	For the year ended December 31, 2013, the Financial Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $18.5 million related to the earn-out portion of the NASDAQ OMX transaction consideration including the mark-to-market movements and/or hedging of the shares.
(6)	For the year ended December 31, 2013, the Real Estate Services segment’s pre-tax distributable earnings, before noncontrolling interests and taxes includes $10.6 million related to the collection of receivables and associated expenses that were recognized at fair value as part of acquisition accounting.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s fully electronic system for the periods indicated.

						% Change	% Change	% Change
	4Q13	3Q14	4Q14	FY2013	FY2014	FY’14 vs. FY’13	Q4’14 vs. Q3’14	Q4’14 vs. Q4’13
Notional Volume (in $US billions)
Fully Electronic Rates*	869	777	800	25,680	3,163	(87.7%)	3.0%	(7.9%)
eSpeed	—	—	—	22,583	—	(100.0%)	0.0%	0.0%
Fully Electronic Rates excluding eSpeed	869	777	800	3,097	3,163	2.1%	3.0%	(7.9%)
Fully Electronic FX**	1,774	2,803	3,698	6,320	11,000	74.1%	31.9%	108.4%
Fully Electronic Credit**	112	339	399	543	1,308	141.0%	17.7%	256.1%
Fully Electronic Equities & Other**	0	0	0	1	1	31.3%	(85.3%)	(63.2%)
Total Fully Electronic Volume excluding eSpeed	2,755	3,919	4,897	9,960	15,471	55.3%	24.9%	77.7%

Total Fully Electronic Volume	2,755	3,919	4,897	32,543	15,471	(52.5%)	24.9%	77.7%
HYBRID***
Total Hybrid Volume	34,617	33,609	33,609	146,463	141,792	(3.2%)	0.0%	(2.9%)
Total Hybrid & Fully Electronic Volume excluding eSpeed	37,372	37,528	38,506	156,423	157,263	0.5%	2.6%	3.0%

Total Hybrid & Fully Electronic Volume	37,372	37,528	38,506	179,006	157,263	(12.1%)	2.6%	3.0%

Transaction Count
Fully Electronic Rates*	49,442	61,843	71,022	9,391,685	238,338	(97.5%)	14.8%	43.6%
eSpeed	—	—	—	9,198,926	—	(100.0%)	0.0%	0.0%
Fully Electronic Rates excluding eSpeed	49,442	61,843	71,022	192,759	238,338	23.6%	14.8%	43.6%
Fully Electronic FX**	1,477,466	2,415,341	3,262,588	5,236,155	9,433,129	80.2%	35.1%	120.8%
Fully Electronic Credit**	10,839	24,329	24,597	45,451	90,389	98.9%	1.1%	126.9%
Fully Electronic Equities & Other**	57	103		256	260	1.6%	(100.0%)	(100.0%)
Total Fully Electronic Transactions excluding eSpeed	1,537,804	2,501,616	3,358,207	5,474,621	9,762,116	78.3%	34.2%	118.4%

Total Fully Electronic Transactions	1,537,804	2,501,616	3,358,207	14,673,547	9,762,116	(33.5%)	34.2%	118.4%
HYBRID
Total Hybrid Transactions	610,407	678,807	678,807	2,671,201	2,722,426	1.9%	0.0%	11.2%
Total Hybrid and Fully Electronic Transactions excluding eSpeed	2,148,211	3,180,423	4,037,014	8,145,822	12,484,542	53.3%	26.9%	87.9%

Total Hybrid and Fully Electronic Transactions	2,148,211	3,180,423	4,037,014	17,344,748	12,484,542	(28.0%)	26.9%	87.9%

Trading Days	64	64	64	252	252

* Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.

**    Defined as Foreign Exchange Derivatives and Spot Foreign Exchange (“FX”); Credit Derivatives, Asset-backed and Corporate Bonds (“Credit); Commodity Derivatives , and Equity-Related Products (Equities & Other”).

*** Defined as volume from Hybrid transactions conducted by BGC Brokers, exclusive of voice-only transactions.

COMPARABLE INDUSTRY VOLUMES:
Global Interest Rate Futures Volume:
CME—Interest Rates (1)	331,589,000	459,584,000	476,480,000	1,591,831,000	1,798,493,000	13.0%	3.7%	43.7%
EUREX—Interest Rates (2)	106,305,248	111,592,299	109,237,537	509,567,013	461,343,336	(9.5%)	(2.1%)	2.8%

Total Interest Rates	437,894,248	571,176,299	585,717,537	2,101,398,013	2,259,836,336	7.5%	2.5%	33.8%
Fed UST Primary Dealer Volume (in billions) (3)
Average Daily UST Volume	520	487	507	500	544	8.9%	4.0%	(2.6%)
CME FX Futures Volume (2)	45,132,000	51,025,000	61,383,000	223,087,000	202,409,000	(9.3%)	20.3%	36.0%
CLS FX Avg Daily Values— in millions (4)	5,295,333	5,450,000	5,344,000	5,349,833	5,479,333	2.4%	(1.9%)	0.9%
CLS FX Avg Daily Volumes (4)	991,778	1,066,516	1,275,029	1,140,803	1,102,904	(3.3%)	19.6%	28.6%
TOTAL US EQUITY —Volume (shares traded)—in millions (5)	387,395	365,061	451,964	1,566,404	1,626,367	3.8%	23.8%	16.7%
Transaction Value—in millions	14,726	15,051	18,423	56,590	65,743	16.2%	22.4%	25.1%
Total Industry Equity Option Volume (6)	938,612,338	943,201,070	1,024,941,544	3,764,501,941	3,845,073,167	2.1%	8.7%	9.2%
EUREX—Equity Derivatives (2)	72,925,102	56,030,400	65,731,365	382,238,121	300,407,790	(21.4%)	17.3%	(9.9%)
EUREX—Equity Index Derivatives (2)	149,004,787	167,963,122	216,680,237	644,842,292	708,446,710	9.9%	29.0%	45.4%

Total EUREX—Equity Derivates (2)	221,929,889	223,993,522	282,411,602	1,027,080,413	1,008,854,500	(1.8%)	26.1%	27.3%
TRACE All Bond Dollar Volume (in millions) (7)
TRACE All Bond Volume	1,146,679	1,237,079	1,311,321	4,789,350	5,209,919	8.8%	6.0%	14.4%
Average Daily All Bond Dollar Volume	17,917	19,329	20,489	19,005	20,674	8.8%	6.0%	14.4%

Sources:

(1)	www.cme.com
(2)	www.eurexchange.com
(3)	www.newyorkfed.org/markets/statrel.html—Federal Reserve Bank
(4)	CLS Bank Monthly Report
(5)	Tapes A, B, & C. Source: Sandler O’Neill
(6)	OCC- www.optionsclearing.com
(7)	Bloomberg

BGC Media Contacts:

Hannah Sloane +1 212-294-7938	Sarah Laufer +1 212-915-1008

BGC Investor Contacts:

Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987

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